Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Second Amended and Restated Input/Output, Inc. 2004 Long-Term Incentive Plan of Input/Output, Inc. of our report dated March 16, 2005 (except for the restatement described in Note 1 to the consolidated financial statements and Note b on the financial statement schedule as to which the date is March 30, 2006), relating to the consolidated financial statements of Input/Output, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
July 13, 2006

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